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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

      Van Houten                     Kent                             J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                               4115 Cobblers Lane
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                                   (Street)

        Dallas                         TX                             75287
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol   Telynx, Inc.     TLXX
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year       April/2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
        Director     X  Officer          10% Owner        Other (specify below)
    ---             ---              ---              ---
                        (give title below)

                             EVP-CFO
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
        Form filed by One Reporting Person
    ---
     X  Form filed by More than One Reporting Person
    ---

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)      5. Amount of         6. Ownership    7. Nature of
   of                    action     action          or Disposed of (D)              Securities           Form:           Indirect
   Security              Date       Code            (Instr. 3, 4 and 5)             Beneficially         Direct          Beneficial
   (Instr. 3)            (Month/    (Instr. 8)                                      Owned at             (D) or          Ownership
                         Day/    -----------------------------------------------    End of Month         Indirect (I)    (Instr. 4)
                         Year)    Code       V   Amount   (A) or (D)   Price        (Instr. 3 and 4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock     4/3/02       A           333,334     A        $ 0.03
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock    4/25/02       A        10,350,000     A        $0.001
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                                                                                       10,860,751             D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)            --------------------------------------------------
                                      Security                             Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                       6. Date Exer-     7. Title and Amount of       8. Price of    9. Number of    10. Ownership    11. Nature of
                          cisable and       Underlying Securities        Derivative     Derivative       Form of          Indirect
                          Expiration        (Instr. 3 and 4)             Security       Securities       Derivative       Beneficial
                          Date (Month/                                   (Instr. 5)     Beneficially     Securities       Ownership
                          Day/Year)                                                     Owned at End     Beneficially     (Instr. 4)
                          --------------------------------------------                  of Month         Owned at End
                          Date     Expira-              Amount or                       (Instr. 4)       of Month (1)
                          Exer-    tion         Title   Number of                                        (Instr. 4)
                          cisable  Date                 Shares
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

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
                                  /s/ KENT J. VAN HOUTEN            4/29/02
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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
                                                                                                                    Amount
                                                        Transaction   Transaction    Amount of  Acquired           Sec Benef.
1. Name & Address                 Title of Security        Date          Code       Securities  Disposed   Price     Owned
-----------------                 -----------------        ----          ----       ----------  --------   -----     -----

Al-Dahwi, Ali                    Class A Common Stock    4/25/2002         A        18,500,000      A      $0.001
6015 Torrey Pines Drive          Class A Common Stock    4/25/2002         A           416,666      A      $0.030   22,039,461
El Paso,  TX  79912


Munden,   Scott A.               Class A Common Stock    4/3/2002          A           208,333      A      $0.030
525 Moondale                     Class A Common Stock    4/8/2002          A        12,800,000      A      $0.005   13,071,202
El Paso,  TX  79912


El-Dukair, Ziad                  Class A Common Stock    4/8/2002          A        16,000,000      A      $0.005   18,560,000
5659 Columbia Pike,  Suite 201
Falls Church,  VA  22041